                                                                   EXHIBIT 10.17

                  MASTER AGREEMENT FOR MCI ENHANCED SERVICES

        This Master Agreement for MCI Enhanced Services, together with the ESA Schedules annexed hereto (collectively, the "Agreement"), is made, effective as of the Effective Date (as defined in Section 2 below), by and between MCI Telecommunications Corporation and its appropriate affiliated companies (collectively, "MCI") and Concentric Network Corporation with offices located at 10590 N. Tantau Avenue, Cupertino, California 95014 ("Customer").

1.      MCI Enhanced Service(s).
        ------------------------

1.1 As used in this Agreement, the term "MCI Enhanced Service(s)" means all commercially available MCI non-Tariffed services and associated equipment provided by MCI to Customer pursuant to this Agreement and for which an ESA Schedule has been annexed hereto, and shall not include any MCI Tariffed services provided pursuant to any filed tariff of MCI or an MCI affiliated company. The descriptions of MCI Enhanced Services set forth in the respective ESA Schedules are subject to revision by MCI from time to time.

2.      Service Term: Ramp Period
        -------------------------

2.1 The service term of this Agreement shall commence upon the Effective Date and end thirty-six (36) months after the expiration of the Ramp Period (as defined below) (the "Term"). After the expiration of the initial Term, the Term shall be automatically extended on a month-to-month basis until such time as either party provides the other with at least ninety (90) days prior written, notice of termination. The "Effective Date" shall mean the first day of the first full calendar month following the date upon which this Agreement is executed by MCI, as indicated on the signature lines below

2.2 The Ramp Period shall begin on the Effective Date and end upon the earlier of:

2.2.1 thirty (30) days after the date of Customer's written notice to MCI that the Ramp Period be deemed terminated; or

2.2.2   eight (8) months after the Effective Date.

3.      Revenue Minimum: Underutilization Charges: New Technology
        ---------------------------------------------------------

3.1 During each annual billing period of the Term beginning after the expiration of the Ramp Period, (each, an "Annual Period"). Customer's Net Usage under this Agreement shall equal or exceed [*] (the "MVR"). For purposes of this Agreement. "Net Usage" means recurring


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        [*]Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment
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

        charges accruing to Customer's account, after application of all discounts and credits, including without limitation charges for usage of services provided by MCI and for the rental and/or maintenance of equipment provided by MCI and excluding without limitation all charges expressly excluded in the applicable ESA Schedule and all taxes and surcharges.

3.2 If Customer does not satisfy the MVR for any Annual Period, then Customer will pay to MCI an underutilization charge (which Customer agrees is reasonable) equal to the [*].

3.3 Customer will not be liable for underutilization charges pursuant to Paragraph 3.2 above where such underutilization charges arise solely as a result of a [*], provided that in any case Customer shall use its best reasonable efforts to: (1) direct to MCI new traffic or traffic not currently carried by MCI in order to meet the MVR, and (2) retain MCI as the provider of the service required pursuant to the [*]. In the event Customer's Net Usage falls below [*] of the MVR during any Annual Period as the result of a New Technology Change. Customer and MCI shall use good faith efforts to renegotiate the terms and conditions of this Agreement, including but not limited to all rates and discounts; provided, however, that if a new agreement is not reached within sixty
        (60) days after MCI's notice to Customer that Customer's Net Usage has fallen below [*] of the MVR during an Annual Period, MCI may terminate this Agreement without liability to Customer, upon ninety (90) days prior written notice to Customer.

4.      Provision of ESA Services.
        -------------------------

4.1 Each MCI Enhanced Service provided under this Agreement shall have a corresponding ESA Schedule specifying the applicable rates, discounts and other terms and conditions on which MCI will provide such MCI Enhanced Service.

4.2 For all domestic and international access services provided in conjunction with the MCI Enhanced Services, MCI shall be entitled to immediately pass through to Customer any charges, fees, taxes and terms and conditions of service imposed by access suppliers, including but not limited to increases or decreases in telephone tariffs, communications charges and access charges that are imposed or enacted by access suppliers to MCI after the Effective Date.


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        [*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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4.3     If at any time during the Term MCI tariffs any of the MCI Enhanced
        Services provided pursuant to this Agreement (each a "Newly Tariffed Service"). Customer and MCI agree to promptly execute appropriate additional agreements and amendments to this Agreement the effect of which shall be to eliminate the Newly Tariffed Service from this Agreement and to incorporate such Newly Tariffed Service into an agreement for MCI Tariffed services. Customer acknowledges and agrees that MCI shall have no obligation to include any equipment provided under this Agreement or any charges payable for such equipment in any such agreement for Tariffed services.

5.      Installation Credits.
        --------------------

5.1 Customer shall be eligible for one-time credits in an aggregate amount not to exceed [*] to be applied against one-time installation and other one-time nonrecurring charges associated with implementation of MCI Enhanced Services under this Agreement (the "Install Waiver"). The application of the Install Waiver to each MCI Enhanced Service may be more specifically described in the applicable ESA Schedule.

6.      MCI Invoices; Payment; Surety.
        -----------------------------

6.1 MCI shall invoice Customer on a monthly basis in the month succeeding the applicable usage month. Customer shall pay the full amount of each invoice, within thirty (30) days after the date of the invoice. MCI may use amounts paid by Customer pursuant to any other agreement between the parties to offset amounts owed by Customer to MCI pursuant to this Agreement. Failure of MCI to timely invoice Customer for any amounts due hereunder shall not be deemed a waiver by MCI of its rights to payment therefor.

6.2 Upon MCI's reasonable request, Customer shall pay MCI weekly in advance for MCI services provided pursuant to this Agreement. Such payments shall be via electronic wire transfer to MCI's bank account. Such payments must be received by MCI on Friday of each week by 2:00 PM EST, if the payment date is a federal holiday, the payment must be received by 2:00 PM EST the next business day. Customer shall make each electronic wire transfer pursuant to the instructions set forth below, but MCI may modify these instructions upon at least thirty (30) days prior written notice to Customer. The amount of Customer's weekly wire transfers shall be in an amount which is one-fourth of MCI's good faith estimate of Customer's actual monthly usage, which estimate may be revised from time to time. If the amount of Customer's prepayments in a calendar month is less than its actual charges for said calendar month as invoiced by MCI pursuant to Paragraph 6.1 above. Customer shall pay the difference with its next wire transfer to MCI. Customer shall make each electronic wire


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        [*]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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        transfer pursuant to the following instructions. and understands that failure to do so will result in cancellation of MCI services without further notification.

               Bank Name:  The First National Bank of Chicago
               ABA#:
               DDA #:
               Acct Name:  MCI Telecommunication Corporation
               Acct#:
               Cust Name:  Concentric Network Corporation

6.3 Customer shall make a separate claim in writing, with adequate support, for any credit for service interruption to which Customer believes itself entitled under this Agreement, and MCI and Customer will promptly address and resolve the claim. The parties shall use reasonable commercial efforts to resolve any such claim within sixty (60) days after the date of MCI's notice thereof

6.4 Except as otherwise indicated herein, the charges specified in the attached Schedule(s) do not include, and Customer agrees to pay, all taxes levied by any duly constituted taxing authority against or upon MCI Enhanced Services or otherwise arising out of this Agreement (including, without limitation, any sales, gross receipts or value-added taxes), except any such income tax based on or measured in whole or in part by gross or net income, gross or net payments, profits, or net worth of MCI or its affiliates (the "Taxes"); so long as, in the case of foreign tax withholdings, Customer shall agree to cooperate with MCI in providing foreign tax receipts to MCI; utilize best efforts to comply with foreign tax laws; and utilize best efforts to provide MCI and/or a foreign taxing authority with additional information to support MCI's claim for foreign tax credit(s), as requested in writing by MCI.

7.      Customer Obligations
        --------------------

7.1 Customer shall be responsible for obtaining, installing, inter-connecting and maintaining all equipment, software and/or communications services necessary for inter-connection with MCI's network or otherwise for use in conjunction with the MCI Enhanced Services. Customer shall ensure that such equipment, software and/or services, including but not limited to computer operating systems, are compatible with MCI's requirements and that they continue to be compatible with subsequent revision levels of MCI-provided equipment, software and services. MCI shall exercise reasonable business efforts to provide Customer with prior notice of an modifications in MCI's requirements that may affect compatibility. Unless otherwise expressly agreed in writing. MCI shall have no responsibility for the availability, capacity and/or condition of any equipment, software or services obtained by

        Customer hereunder. Should Customer undertake to connect any MCI products or services to any other service or network, Customer shall indemnify and hold harmless MCI from any damages, costs, liabilities and expenses resulting from such connection or attempted connection, including but not limited to damages resulting from unauthorized use of, or access to, MCI's network.

7.2 Customer shall take, at its sole expense, all physical and information systems security measures reasonably necessary to protect all equipment, software and systems provided by MCI and its subcontractors in connection with the MCI Enhanced Services, whether owned by Customer, MCI, or MCI's subcontractors. Further, Customer shall be responsible for ensuring the security of Customer's data, and Customer acknowledges and agrees that MCI shall have no liability for any loss resulting from any unauthorized third-party access to any Customer data.

7.3 Customer agrees to provide MCI and its subcontractors and their respective employees and agents access to Customer's sites where any MCI Enhanced Services are provided (including access to associated equipment) as reasonably necessary for MCI and its subcontractors to perform the MCI Enhanced Services ordered hereunder.

7.4 Customer shall be responsible for obtaining any and all local permits and licenses necessary for performance under this Agreement (including each ESA Schedule annexed hereto). MCI shall reasonably cooperate with Customer to assist in the obtaining of permits. Customer shall indemnify and hold harmless MCI, its subcontractors and their respective agents and affiliates from and against all damages, costs, liabilities and expenses (including reasonable attorneys' fees) arising out of Customer's failure to obtain the appropriate permits and licenses.

7.5 Customer is responsible for preparing all equipment installation areas at Customer sites with adequate wiring, power sources, telephone connections and other physical facilities and services that may be necessary to implement the MCI Enhanced Services, and MCI shall have no obligation to provide any MCI Enhanced Service that requires equipment to be installed at any site(s) where such site requirements have not been fulfilled. MCI shall cooperate with Customer to provide site requirements.

8.      Software and Documentation.
        --------------------------

8.1 All rights, including but not limited to copyright, patent, trademark and other intellectual property rights, in any software and/or documentation provided by MCI in connection with any MCI Enhanced Service shall remain the exclusive property of MCI or its licensor(s). MCI grants to Customer a non-exclusive license to use such software and documentation solely for Customer's internal business purposes in accordance with the terms of this Agreement. No portion of such software or documentation shall be copied, decompiled, downloaded, translated, or delivered to a third party without MCI's prior written consent, except that Customer shall be permitted to copy MCI-provided software for Customer's internal emergency use.

9.      Termination

9.1 A party may terminate this Agreement immediately upon notice to the other party if (i) such other party dissolves, discontinues or terminates its business to which this Agreement pertains; (ii) such other party fails to pay its debts as they become due or admits that it is, or is reasonably believed to be, unable to pay its debts as they become due; (iii) any bankruptcy, reorganization, insolvency, dissolution or similar proceeding is instituted against such other party; (iv) such other party makes any assignment for the benefit of creditors; or (v) such other parry takes any corporate action in furtherance of any of the foregoing.

9.2 MCI may terminate this Agreement immediately upon notice to Customer if Customer fails to meet any payment obligation hereunder and such failure is not cured within ten (10) business days after Customer's receipt of written notice from MCI notifying Customer of such failure. MCI may also terminate this Agreement upon thirty (30) days written notice to Customer if Customer fails to comply with any other material term of this Agreement and Customer does not cure such failure within such thirty (30) day period.

9.3 In addition to MCI's rights of termination under Sections 9.1 and 9.2 above, MCI may, immediately upon written notice to Customer, interrupt, suspend and/or terminate any facility, equipment, or service provided under this Agreement if:

9.3.1 MCI determines in its sole discretion that continued provision of such facility, equipment, or service would contravene any national or international regulation, law, or tariff; or

9.3.2 MCI determines that interruption or termination of an MCI Enhanced Service is necessary to prevent or protect against fraud or otherwise protect its personnel, agents, facilities, or services; or

9.3.3 Any third-party subcontractor or vendor to MCI is unable to continue to provide such facility, equipment, or service for any reason; provided, however, that where such third party has ceased to provide any facility, equipment, or service, MCI will use reasonable efforts to continue to provide to Customer a comparable facility, equipment, or service by or through another vendor under comparable terms and conditions.

9.4 Customer may terminate this Agreement without further liability to MCI upon thirty (30) days written notice to MCI if:

9.4.1 MCI fails to comply with a material term of this Agreement and does not cure such failure within such thirty (30) day period; or

9.4.2 as of the expiration of the Ramp Period, MCI fails to make the following MCI locations available to Customer (per those specifications communicated by Customer to MCI as of August 13,1996) for inclusion in that certain Support Services Agreement by and between the parties, dated August 9,1996; provided that such termination right shall be
                             --------
        deemed to have expired upon Customer's written notice to MCI pursuant to Paragraph 2.2.1 above that the Ramp Period be deemed terminated:
        Auburndale, Florida; Austell, Georgia; Downers Grove, Illinois:
        Charlton, Massachusetts and Hillburn, New York.

9.5 In the event Customer terminates this Agreement other than in accordance with Section 9.4. then, in addition to any other rights and remedies available to MCI. Customer shall pay to MCI an Early Termination Charge (which Customer agrees is reasonable) equal to [*].

9.6 Either party may terminate this Agreement without further liability in the event that the parties have not, within sixty (60) days after MCI Tariffs a service provided pursuant to this Agreement, executed appropriate additional agreements and/or Amendments to this Agreement as set forth in Paragraph 4.3 above. All of the terms and conditions of this Agreement shall apply during said sixty (60) day period, provided that such application is permissible pursuant to regulatory and legal constraints.

10.     Warranty.
        --------

10.1 MCI's warranty obligations, if any, with respect to each Enhanced Service shall be set forth in the applicable ESA Schedule. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT (INCLUDING THE ESA SCHEDULES), MCI MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MCI ENHANCED SERVICES. MCI SPECIFICALLY DISCLAIMS ANY AND ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY INTELLECTUAL PROPERTY WARRANTIES OF ANY TYPE

11.     Indemnification
        ---------------

11.1 Customer agrees to indemnify MCI and its affiliates and their respective employees, officers, directors, agents and subcontractors, and hold them harmless against any damages and expenses incurred by any of them arising out of Customer's acts, omissions and/or breach of its obligations hereunder and/or Customer's use of any MCI Enhanced Services in a manner other than as contemplated herein, including without limitation any use that gives rise to infringement of any patent, copyright, trademark, or other proprietary right of a third party, except to the extent that such use constitutes a direct infringement by Customer of a third party proprietary right that was solely contributed to or solely induced by MCI.

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        [*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.     Export and Legal Compliance
        ---------------------------

12.1 The parties acknowledge that certain equipment, software and technical data which may be provided hereunder may be subject to export and re-export controls under the U.S. Export Administration Regulations and/or similar regulations of the U.S. or any other country. No party shall export or re-export any such equipment, software, technical data or any direct product thereof in violation of any such laws.

12.2 Customer is responsible for complying with alt laws and regulations, including but not limited to import and customs laws and regulations. MCI shall provide reasonable assistance to Customer and its affiliates to facilitate such compliance. Such assistance may include preparation of import and customs forms and/or, where requested by Customer, acting as Customer's agent in the import process.

13.     Limitation Of Liability.
        -----------------------

13.1 NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.2 WITHOUT LIMITATION OF THE PROVISIONS OF PARAGRAPH 13.1 ABOVE, THE TOTAL LIABILITY OF MCI TO CUSTOMER IN CONNECTION WITH THIS AGREEMENT SHALL BE LIMITED TO THE LESSER OF (A) DIRECT DAMAGES PROVEN BY CUSTOMER OR (B) THE AGGREGATE AMOUNTS PAID BY CUSTOMER TO MCI UNDER THIS AGREEMENT FOR THE ONE (1) MONTH PERIOD PRIOR TO ACCRUAL OF SUCH CAUSE OF ACTION AND FOR THE SPECIFIC PRODUCT OR SERVICE WHICH FORMS THE BASIS FOR SUCH CAUSE OF ACTION. THE FOREGOING LIMITATION APPLIES TO ALL CAUSES OF ACTIONS AND CLAIMS, INCLUDING WITHOUT LIMITATION BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATION AND OTHER TORTS, FURTHER, NO CAUSE OF ACTION WHICH ACCRUED MORE THAN ONE (1) YEAR PRIOR TO THE INSTITUTION OF A LEGAL PROCEEDING ALLEGING SUCH CAUSE OF ACTION MAY BE ASSERTED BY EITHER PARTY AGAINST THE OTHER.

        MCI SHALL NOT BE RESPONSIBLE FOR PROTECTION OF TRANSMISSION FACILITIES AND CUSTOMER PREMISES EQUIPMENT FROM UNAUTHORIZED ACCESS. MCI SHALL NOT BE LIABLE, EITHER IN CONTRACT OR IN TORT, FOR UNAUTHORIZED ACCESS TO, OR ALTERATION, THEFT, OR DESTRUCTION OF, DATA FILES, PROGRAMS, OR INFORMATION OF CUSTOMER WHETHER OCCURRING THROUGH ACCIDENT OR FRAUD.

        MCI'S LIABILITY WITH RESPECT TO INDIVIDUAL MCI ENHANCED SERVICES MAY ALSO BE LIMITED PURSUANT TO THE TERMS AND CONDITIONS OF THE APPLICABLE ESA SCHEDULE.

14.     Confidential Information.
        ------------------------

14.1 Neither party shall disclose to any third party during the Term of this Agreement, or during the three (3) year period after expiration or termination of this Agreement, any of the terms and conditions of this Agreement unless such disclosure is lawfully required by any federal governmental agency, is otherwise required to be disclosed by law, is necessary in any legal proceeding establishing rights and obligations under this Agreement or is made to a third party under similar confidentiality obligations. Each party reserves the right to terminate this Agreement by giving written notice to the other party in the event of any unpermitted third party disclosure hereunder.

15.     Miscellaneous
        -------------

15.1 Neither party may assign this Agreement, or any rights or obligations hereunder, without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any attempted assignment without such prior written consent shall be void. Notwithstanding the foregoing, MCI may assign this Agreement to its parent or any of their subsidiaries or affiliates.

15.2 Other than as the result of an assignment permitted in accordance with Paragraph 15.1 above, this Agreement shall not be deemed to provide third parties with any remedy, claim, right of action, or other right

15.3 The construction, interpretation and performance of this Agreement, and all causes of action arising out of this Agreement, whether in contract, indemnity, warranty, strict liability, tort, or otherwise, shall be governed as follows: (1) subject to the Communications Act of 1934, as amended ("the Act"), by the Act; and (2) as to elements not controlled by the Act, by the domestic law of the State of New York without regard to its choice of law principles.

15.4 Any dispute arising out of or related to this Agreement, which cannot be resolved by negotiations shall be settled by binding arbitration in accordance with the J.A.M.S/ENDISPUTE Arbitration Rules and Procedures ("Endispute Rules"), as amended by this Agreement. The costs of arbitration, including the fees and expenses of the arbitrator, shall be shared equally by the parties unless the arbitration award provides otherwise. Each party shall bear the cost of preparing and presenting its case. The parties agree that this provision and the Arbitrator's authority to grant relief shall be subject to the United States Arbitration Act. 9 U.S.C. 1-16 et seq. ("USAA"), the provisions of this Agreement, and the ABA-AAA Code of Ethics for Arbitrators in Commercial Disputes. The parties agree that the arbitrator shall have no power or authority to make awards or issue orders of any kind except as expressly permitted by this Agreement, and in no event shall the arbitrator have the authority to make any award that provides for punitive or exemplary damages. The Arbitrator's decision shall follow the plain meaning of the relevant documents, and shall be final and binding. The award may be confirmed and enforced in any court of competent jurisdiction. All post-award proceedings shall be governed by the USAA.

15.5 If any paragraph or clause of this Agreement shall be held to be invalid or unenforceable by any body or entity of competent jurisdiction, then the remainder of the Agreement shall remain in full force and effect and the parties shall promptly negotiate a replacement provision or agree that no replacement is necessary.

15.6 If either party fails, at any time, to enforce any right or remedy available to it under this Agreement, that failure shall not be construed to be a waiver of such party's right to enforce each and every provision of this Agreement.

15.7 Any notice or other communication required to be given to the other party under this given in Agreement shall be in writing, in the English language and either (1) delivered in person, (2) sent by United States certified or registered mail, postage prepaid, or (3) sent by an overnight courier service, to the following addresses:

15.7.1  If to MCI:

        MCI Telecommunications Corporation
        201 Spear Street
        San Francisco, California 94105
        FAX: 408/978-1220
        Attn: Legal Department

15.7.2  with copy to:

        MCI Telecommunications Corporation
        2560 North First Street, Bldg. F. 2d Floor,
        San Jose, California 95131
        FAX: 415/922-7162
        Attn: Branch Manager

15.7.3  If to Customer:

        Concentric Network Corporation
        10590 N. Tantau Avenue
        Cupertino, California 95014
        FAX: 408 342-2810
        Attn: Chief Financial Officer

15.7.4 The address for notice may be changed by giving written notice in accordance with this Section. If mailed in accordance with this Section, notice shall be deemed given three (3) days after mailing. If sent by an overnight courier service, notice shall be deemed given one (1) day after deposit with the courier service.

15.8 Any delay in or failure of performance by either party under this Agreement (other than a failure to comply with payment obligations) shall not be considered a breach of this Agreement if and to the extent caused by events beyond the reasonable control of the party affected, including but not limited to acts of God, embargoes, governmental restrictions, strikes (other than those only affecting Customer), subcontractor failures or delays, riots, wars or other military action, civil disorders, rebellion, vandalism, or sabotage. Market conditions and/or fluctuations (including a downturn of Customer's business) shall not be deemed force majeure events. The party whose performance is affected by such events shall promptly notify the other party giving details of the force majeure circumstances, and the obligations of the party giving such notice shall be suspended during but not longer than the continuance of the force majeure, and the time for performance of the affected obligation hereunder shall be extended by the time of the delay caused by the force majeure event. In the event that a force majeure event occurs, each party has the duty to mitigate or its damages.

15.9 Nothing in this Agreement shall create in either party any rights in any trademark, trade name, service mark, insignia, symbol, identification and/or logotype of the other party. Before either party uses any such mark of the other party, it shall obtain the prior written consent of the other party.

15.10 This Agreement has been written in the English language and, in the event of any conflict or inconsistency between the English-language version and any translation hereof the English language version shall prevail.

15.11 The headings and captions of the various sections of this Agreement are included solely for convenience and shall not be deemed to be a part of this Agreement or considered in construing the terms and conditions hereof.

15.12 Unless otherwise expressly provided herein, all rights and remedies provided for in this Agreement shall be cumulative and in addition to every other right and remedy available under this Agreement or otherwise at law or in equity.

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

15.13 This Agreement, including the ESA Schedules (which are incorporated herein by this reference), constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and there are no representations, understandings or agreements relative thereto which are not fully expressed herein. No amendment, change, waiver, or discharge hereof shall be valid unless in writing and signed by an authorized representative of the party against which such amendment, change, waiver, or discharge is sought to be enforced.

15.14 The parties have duly executed and agreed to be bound by this Agreement as evidenced by the signatures of their authorized representatives below. Each party represents and warrants to the other that the signatory identified beneath its name below has full authority to execute this Agreement on its behalf.

15.15 Customer must sign and return to MCI this document in duplicate on or before September 18, 1996. After such time, Customer's ability to make an offer to MCI consistent with the terms and conditions stated in this document shall be deemed terminated.

MCI Telecommunications Corporation     Concentric Network Corporation


By: /s/ Edward W. Smith                By:  /s/ Michael F. Authofer
    -------------------------------         --------------------------------

Name: Edward W. Smith                  Name: Michael F. Authofer
      ---------------                        -------------------------------

Title: Director                        Title: VP & CFO
       --------                               ------------------------------

Date: 10/23/96                         Date: Sept. 11, 1996
      --------                               -------------------------------

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

                               ESA Schedule No. 1

               MCI Hyperstream Asynchronous Transfer Mode Service

1. Description: MCI Hyperstream Asynchronous Transfer Mode (ATM) is a connection oriented public/private network data service. Hyperstream
        ATM - is a cell-based broadband technology which allows seamless high speed wide area and local area network connections. A wide range of data applications connect with HyperStream ATM including local area network
        (LAN) interconnections, high-speed transmission of digitized, medical imaging across the country' and desktop videoconferencing enabling users to share multimedia applications.

2.      Rates & Charges; Net Usage.

        [*]



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        [*]Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                                      -13-
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2.0.1   Monthly Recurring Charges (simplex):

[*]


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        [*]Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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

2.1 "Net Usage" of MCI Hyperstream Asynchronous Transfer Mode Service shall include only Recurring Port and Usage Charges, as set forth above. "Net Usage" shall not include Nonrecurring Port and Usage Charges or Access charges, as set forth above.

3.      [*]



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     [*]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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